Exhibit 99.1
AMERICAN COMMERCIAL LINES INC.
Contact: David T. Parker
Vice President, Investor Relations and Corporate Communications
(800) 842-5491
FOR IMMEDIATE RELEASE
American Commercial Lines Announces Amendment of Credit Agreement
Jeffersonville, Indiana, June 26/PRNewswire-FirstCall/ — American Commercial Lines Inc. (Nasdaq: ACLI) (“ACL” or the “Company”) announced today that it has obtained the necessary approvals from its bank lending group to secure an amendment to its revolving credit facility (the “Credit Agreement”). The amendment is effective June 26, 2008.
The amendment eases certain financial covenants, increasing the leverage ratio from 3.0x at June 30, 2008 to 3.75x and decreasing the fixed charge coverage ratio from 1.50x to 1.25x until maturity. The amendment also adjusts the maturity date of the Credit Agreement from April 2012 to March 2009, and decreases the total revolving loan commitments from $600 million to $550 million.
The Company also filed a $200 million unallocated shelf registration statement today.
“This amendment provides the financial resources, liquidity, and flexibility to continue to pursue our strategic initiatives and invest in our fleet as we transition to a new longer-term capital structure,” Tom Pilholski, Senior Vice President and Chief Financial Officer of ACL, said. “The shelf will further contribute to this end by giving us broad access to various pools of capital.”
American Commercial Lines Inc., headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades, with approximately $1 billion in revenues and approximately 3,300 employees as of December 31, 2007. For more information about American Commercial Lines Inc. visit www.aclines.com.